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                                                                     EXHIBIT 4.2
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Form of Legend:
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     This certificate also evidences and entitles the holder hereof to certain
     Rights as set forth in the Rights Agreement between Primus Telecommunications Group, Incorporated (the "Company") and StockTrans, Inc.
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     (the "Rights Agent") dated as of December 23, 1998, and as amended
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     thereafter (the "Rights Agreement), the terms of which are hereby
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     incorporated herein by reference and a copy of which is on file at the principal office of the stock transfer administration office of the Rights Agent. Under certain circumstances, as set forth in the Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. The Company will mail to the holder of this certificate a copy of the Rights Agreement, as in effect on the date of mailing, without charge promptly after receipt of a written request therefor. Under certain circumstances set forth in the Rights Agreement, Rights issued to, or held by, any Person who is, was or becomes an Acquiring Person or any Affiliate or Associate thereof (as such terms are defined in the Rights Agreement), whether currently held by or on behalf of such Person or by any subsequent holder, may become null and void.